EXHIBIT 99(h)(3)(vi)

AMENDMENT TO OPERATING EXPENSES AGREEMENT

This Amendment, dated as of the 29th day of April, 2009, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Expenses Agreement, dated as of November 14, 2003, as amended August 12, 2005, August 11, 2006, April 23, 2007 and September 15, 2008, by and between the Trust and Matthews (the “Agreement”).

A.   The Parties wish to amend the Agreement to extend the term of the Expense Cap with respect to Matthews Asia Pacific Fund, Matthews Pacific Tiger Fund, Matthews Asian Growth and Income Fund, Matthews Asian Technology Fund, Matthews China Fund, Matthews India Fund, Matthews Japan Fund and Matthews Korea Fund to August 31, 2009;

B.   The Parties wish to amend the Agreement to extend the term of the Expense Cap with respect to Matthews Asia Pacific Equity Income Fund to October 31, 2009;

C.   The Parties wish to amend the Agreement to extend the term of the Expense Cap with respect to Matthews Asia Small Companies Fund to April 30, 2012; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

Paragraph 5 of the Agreement is hereby amended in its entirety to read as follows:

5.    Term.  This Agreement shall become effective on the date specified herein and shall remain in effect until August 31, 2004, unless sooner terminated as provided in Paragraph 6 of this Agreement.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); provided, however, that the Expense Cap with respect to Matthews Asia Pacific Fund, Matthews Pacific Tiger Fund, Matthews Asian Growth and Income Fund, Matthews Asian Technology Fund, Matthews China Fund, Matthews India Fund, Matthews Japan Fund and Matthews Korea Fund, shall remain in effect until August 31, 2009 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Funds at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); and provided, further, that the Expense Cap with respect to Matthews Asia Pacific Equity Income Fund shall remain in effect until October 31, 2009 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Funds at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust; and provided, further, that the Expense Cap with respect to Matthews Asia Small Companies Fund shall remain in effect until April 30, 2012 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Funds at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of two typewritten pages to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
	John P. McGowan		William J. Hackett
	Vice President		President